LEASE

BETWEEN

THE IRVINE COMPANY LLC

AND

AVIAT U.S., INC.

LEASE

THIS LEASE is made as of June 8th, 2016, by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, hereafter called “Landlord,” and AVIAT U.S., INC., a Delaware corporation, hereafter called “Tenant.”

ARTICLE 1. BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.	Tenant’s Trade Name: N/A

2.	Premises: Suite No. 200 (The Premises are more particularly described in Section 2.1)
Address of Building:    860 N McCarthy Blvd, Milpitas, CA 95035
Project Description     McCarthy Center (as shown on Exhibit Y to this Lease)

3.	Use of Premises: General office, research and development and computer lab.

4.	Estimated Commencement Date: 8 weeks from and after the date of this Lease

5.	Lease Term: 60 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6.	Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)
1 to 12	$1.35	$25,650.00
13 to 24	$1.39	$26,410.00
25 to 36	$1.43	$27,170.00
37 to 48	$1.48	$28,120.00
49 to 60	$1.52	$28,880.00

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $76,950.00 (i.e. $25,650.00 per month) (the “Abated Basic Rent”) for the initial 2nd, 3rd, and 4th full calendar months of the Term (the “Abatement Period”). In the event Tenant Defaults at any time during the Term beyond any applicable “cure” period with the result that Tenant’s right to possession of the Premises is terminated, then unamortized Abated Basic Rent to the date of such termination (amortized over the initial 60 months of the Term) shall immediately become due and payable. The payment by Tenant of the unamortized Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

7.	Expense Recovery Period: Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.	Floor Area of Premises: approximately 19,000 rentable square feet

Floor Area of Building: approximately 53,284 rentable square feet

9.	Security Deposit: $31,768.00

10.
Broker(s): Irvine Realty Company and CBRE, Inc. (collectively, "Landlord's Broker") is the agent of Landlord exclusively and CBRE, Inc./Palo Alto ("Tenant's Broker") is the agent of Tenant exclusively.

11.	Parking: 72 parking spaces in accordance with the provisions set forth in Exhibit F to this Lease.

12.	Address for Payments and Notices:

LANDLORD	TENANT
Payment Address:

THE IRVINE COMPANY LLC
P.O. Box #841122
San Francisco, CA 94139-1122

Notice Address:

THE IRVINE COMPANY LLC
550 Newport Center Drive
Newport Beach, CA 92660
Attn: Senior Vice President, Property Operations
Irvine Office Properties

AVIAT U.S., INC. 860 N McCarthy Blvd, Suite 200 Milpitas, CA 95035

LIST OF LEASE EXHIBITS (All exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A        Description of Premises
Exhibit B        Operating Expenses
Exhibit C        Utilities and Services
Exhibit D        Tenant’s Insurance
Exhibit E        Rules and Regulations
Exhibit F        Parking
Exhibit G        Additional Provisions
Exhibit H        Hazardous Materials Disclosure Statement
Exhibit X        Work Letter
Exhibit Y        Project Description

ARTICLE 2. PREMISES

2.1.    LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the “Floor Area”). Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct. The Premises are a portion of certain real property which is leased by Landlord pursuant to that certain Master Lease dated December 31, 2003 (the “Master Lease”) by and between McCarthy Center Partners LLC, a Delaware limited liability company, subsequently assigned to The Irvine Company LLC, a Delaware limited liability company (“Master Lessor”), as “Landlord”, and Landlord as “Tenant”. That certain Master Lease (Short Form – Memorandum) was recorded on December 31, 2003 as Document No. 17553727 in the Official Records of Santa Clara County, California.

2.2.    ACCEPTANCE OF PREMISES. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of either for any purpose, except as set forth in this Lease. Tenant acknowledges that the flooring materials which may be installed within portions of the Premises located on the ground floor of the Building may be limited by the moisture content of the Building slab and underlying soils. The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects, except for those matters which Tenant shall have brought to Landlord’s attention on a written punch list. The punch list shall be limited to any items required to be accomplished by Landlord under the Work Letter (if any) attached as Exhibit X, and shall be delivered to Landlord within 30 days after the Commencement Date (as defined herein). If there is no Work Letter, or if no items are required of Landlord under the Work Letter, by taking possession of the Premises Tenant accepts the improvements in their existing condition, and waives any right or claim against Landlord arising out of the condition of the Premises. Nothing contained in this Section 2.2 shall affect the commencement of the Term or the obligation of Tenant to pay rent. Landlord shall diligently complete all punch list items of which it is notified as provided above.

ARTICLE 3. TERM

3.1.    GENERAL. The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions. The Term shall commence (“Commencement Date”) on the earlier of (a) the date the Premises are deemed “ready for occupancy” (as hereinafter defined) and possession thereof is delivered to Tenant, but not sooner than July 1, 2016, or (b) the date Tenant commences its regular business activities within the Premises. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the "Commencement Memorandum") the actual Commencement Date and the expiration date (“Expiration Date") of this Lease; should Tenant fail to execute and return the Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord's determination of the Commencement and Expiration Dates as set forth in the Commencement Memorandum shall be conclusive. The Premises shall be deemed “ready for occupancy” when Landlord, to the extent applicable, has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter (if any) attached to this Lease but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

3.2.    DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Estimated Commencement Date set forth in Item 4 of the Basic Lease Provisions, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent until the Commencement Date occurs as provided in Section 3.1 above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section 3.1(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Lease), then the Premises shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver the Premises to Tenant but for Tenant’s delay(s).

ARTICLE 4. RENT AND OPERATING EXPENSES

4.1.    BASIC RENT. Concurrently with the execution and delivery of this Lease, Tenant shall pay to Landlord the sum of $52,820.00, constituting the Basic Rent due and payable under this Lease (at the monthly rate shown in Item 6 of the Basic Lease Provisions) for the initial 1st, 13th and 25th months of the Term. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the “Basic Rent”). If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date. Notwithstanding anything contrary contained in this Section 4.1, the Basic Rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month. No demand, notice or invoice shall be required. The next installment of Basic Rent shall be due on the first day of the fifth calendar month of the Term, which installment shall, if applicable, be appropriately prorated to reflect the amount prepaid for that calendar month.

4.2.    OPERATING EXPENSES. Tenant shall pay Tenant’s Share of Operating Expenses in accordance with Exhibit B of this Lease.

4.3.    SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by Sections 7.1 and 15.2 or any other provision of this Lease. Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within 5 days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within 30 days following the termination of this Lease and Tenant's vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect, in connection with Landlord’s application of the Security Deposit to prospective rent that would have been payable by Tenant but for the early termination due to Tenant’s Default (as defined herein).

ARTICLE 5. USES

5.1.    USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; or (iii) schools, temporary employment agencies or other training facilities which are not ancillary to corporate, executive or professional office use. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises. As of the date of this Lease, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

5.2.    SIGNS. Provided Tenant continues to occupy the entire Premises, Tenant shall have the non-exclusive right to one (1) position on the exterior monument sign at the front entrance to the Building and one (1) exterior “building top” sign on the Building for Tenant’s name and graphics in a location designated by Landlord, subject to Landlord's right of prior approval that such exterior signage is in compliance with the Signage Criteria (defined below). Except as provided in the foregoing, and except for Landlord’s standard lobby directory and suite signage identifying Tenant’s name and/or logo, Tenant shall have no right to maintain signs in any location in, on or about the Premises, the Building or the Project and shall not place or erect any signs that are visible from the exterior of the Building. The size, design, graphics, material, style, color and other physical aspects of any permitted sign shall be subject to Landlord's written determination, as determined solely by Landlord, prior to installation, that signage is in compliance with any covenants, conditions or restrictions encumbering the Premises and Landlord's signage program for the Project, as in effect from time to time and approved by the City in which the Premises are located ("Signage Criteria"). Prior to placing or erecting any such signs, Tenant shall obtain and deliver to Landlord a copy of any applicable municipal or other governmental permits and approvals, except to Landlord’s standard suite signage. Tenant shall be responsible for all costs of any permitted sign, including, without limitation, the fabrication, installation, maintenance and removal thereof and the cost of any permits therefor, except that Landlord shall pay for the initial installation costs only of the standard lobby directory and suite signage. If Tenant fails to maintain its sign in good condition, or if Tenant fails to remove same upon termination of this Lease and repair and restore any damage caused by the sign or its removal, Landlord may do so at Tenant's expense. Landlord shall have the right to temporarily remove any signs in connection with any repairs or maintenance in or upon the Building. The term "sign" as used in this Section shall include all signs, designs, monuments, displays, advertising materials, logos, banners, projected images, pennants, decals, pictures, notices, lettering, numerals or graphics. Tenant’s exterior signage rights under this Section 5.2 belong solely to Aviat U.S., Inc., a Delaware corporation, or any transferee under a Permitted Transfer, and any attempted assignment or transfer of such rights shall be void and of no force and effect.

5.3.    HAZARDOUS MATERIALS. Tenant shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project without the prior written consent of Landlord; provided that the foregoing shall not be deemed to proscribe the use by Tenant of customary office supplies in normal quantities so long as such use comports with all applicable laws. Tenant acknowledges that it has read, understands and, if applicable, shall comply with the provisions of Exhibit H to this Lease, if that Exhibit is attached.

ARTICLE 6. LANDLORD SERVICES

6.1.    UTILITIES AND SERVICES. Landlord and Tenant shall be responsible to furnish those utilities and services to the Premises to the extent provided in Exhibit C, subject to the conditions and payment obligations and standards set forth in this Lease. Landlord shall not be liable for any failure to furnish any services or utilities when the failure is the result of any accident or other cause beyond Landlord’s reasonable control, nor shall Landlord be liable for damages resulting from power surges or any breakdown in telecommunications facilities or services. Landlord’s temporary inability to furnish any services or utilities shall not entitle Tenant to any damages, relieve Tenant of the obligation to pay rent or constitute a constructive or other eviction of Tenant, except that Landlord shall diligently attempt to restore the service or utility promptly. Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the provision of services and utilities, and shall cooperate with all reasonable conservation practices established by Landlord. Landlord shall at all reasonable times have free access to all electrical and mechanical installations of Landlord.

6.2.    OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate and maintain all Common Areas within the Building and the Project. The term “Common Areas” shall mean all areas within the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, including without limitation parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common electrical rooms, entrances and lobbies, elevators, and restrooms not located within the premises of any tenant.

6.3.    USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations described in Article 17 below. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy, except as otherwise provided in this Lease or in Landlord’s rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose. Landlord’s temporary closure of any portion of the Common Areas for such purposes shall not deprive Tenant of reasonable access to the Premises.

6.4.    CHANGES AND ADDITIONS BY LANDLORD. Landlord reserves the right to make alterations or additions to the Building or the Project or to the attendant fixtures, equipment and Common Areas, and such change shall not entitle Tenant to any abatement of rent or other claim against Landlord. No such change shall deprive Tenant of reasonable access to or use of (a) the Premises or any part of the Premises as well as (b) the elevator and stairs in the Building.

ARTICLE 7. REPAIRS AND MAINTENANCE

7.1.    TENANT’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Tenant at its sole expense shall make all repairs necessary to keep the Premises and all improvements and fixtures therein in good condition and repair, ordinary wear and tear excepted. Notwithstanding Section 7.2 below, Tenant’s maintenance obligation shall include without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in the Premises and all Alterations constructed by Tenant pursuant to Section 7.3 below, together with any supplemental HVAC equipment servicing only the Premises. All repairs and other work performed by Tenant or its contractors shall be subject to the terms of Sections 7.3 and 7.4 below. Alternatively, should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s request, Tenant shall promptly reimburse Landlord as additional rent for all reasonable costs incurred (including the standard supervision fee not to exceed 15% of such costs) upon submission of an invoice.

7.2.        LANDLORD’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Landlord shall provide service, maintenance and repair with respect to the heating, ventilating and air conditioning (“HVAC”) equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and shall maintain in good repair the Common Areas, roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural, electrical, mechanical and plumbing systems of the Building (including elevators, if any, serving the Building), except to the extent provided in Section 7.1 above. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section 7.2 shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease. Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Except as provided in Section 11.1 and Article 12 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

7.3.         ALTERATIONS. Except for cosmetic alterations and projects that do not exceed $15,000.00 during any calendar year of the Term, that do not require a permit from the City of Milpitas and that satisfy the criteria in the next following sentence (which cosmetic work shall require notice to Landlord but not Landlord’s consent), Tenant shall make no alterations, additions, decorations, or improvements (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord. Landlord’s consent shall not be unreasonably withheld as long as the proposed Alterations do not affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, do not change the basic floor plan of the Premises, and utilize only Landlord’s building standard materials (“Standard Improvements”). Landlord may impose, as a condition to its consent, any requirements that Landlord in its reasonable discretion may deem reasonable or desirable. Without limiting the generality of the foregoing, Tenant shall use Landlord’s designated mechanical and electrical contractors for all Alterations work affecting the mechanical or electrical systems of the Building. Should Tenant perform any Alterations work that would necessitate any ancillary Building modification or other expenditure by Landlord, then Tenant shall promptly fund the cost thereof to Landlord. Tenant shall obtain all required permits for the Alterations and shall perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord, and except for cosmetic Alterations not requiring a permit, Landlord shall be entitled to a supervision fee in the amount of 3% of the cost of the Alterations. Any request for Landlord’s consent shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable and actual out-of-pocket cost of that review shall be reimbursed by Tenant. Should the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term. Notwithstanding the foregoing, Landlord shall have the right by written notice to Tenant given at the time of Landlord’s consent to any Alterations requested by Tenant to require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any Alterations (including without limitation all telephone and data cabling) installed either by Tenant or by Landlord at Tenant’s request (collectively, the “Required Removables”), and to replace any non-Standard Improvements with the applicable Standard Improvements. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion thereof, is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the subject Alterations are Required Removables. In connection with its removal of Required Removables, Tenant shall repair any damage to the Premises arising from that removal and shall restore the affected area to its pre-existing condition, reasonable wear and tear excepted.

7.4.    MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly cause any such lien to be released by posting a bond in accordance with California Civil Code Section 8424 or any successor statute. In the event that Tenant shall not, within 15 days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord, including Landlord’s attorneys’ fees, shall be reimbursed by Tenant promptly following receipt of Landlord’s invoice for the same. Tenant shall give Landlord no less than 20 days’ prior notice in writing before commencing construction of any kind on the Premises.

7.5.    ENTRY AND INSPECTION. Landlord shall at all reasonable times have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve months of the Term or when an uncured Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Except in emergencies or to provide Building services, Landlord shall provide Tenant with at least 24 hours prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises.

ARTICLE 8. SPACE PLANNING AND SUBSTITUTION

Landlord shall have the right, upon providing not less than 120 days prior written notice, to move Tenant to other space of comparable size in the Building or in the Project provided that Landlord may exercise such relocation right only once during the Term and only subsequent to the expiration of the initial 18 months of the Term. The new space shall be provided with improvements of comparable quality to those within the Premises. Landlord shall pay the reasonable out-of-pocket costs to relocate and reconnect Tenant’s personal property and equipment within the new space; provided that Landlord may elect to cause such work to be done by its contractors. Landlord shall also reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation, including without limitation necessary stationery revisions. Within 10 days following request by Landlord, Tenant shall execute an amendment to this Lease prepared by Landlord to memorialize the relocation. Should Tenant fail timely to execute and deliver the amendment to Landlord, or should Tenant thereafter fail to comply with the terms thereof, then Landlord may at its option elect to terminate this Lease upon not less than 60 days prior written notice to Tenant. Notwithstanding the foregoing, in the event the relocation space designated by Landlord is not acceptable to Tenant, then Tenant may, by written notice to Landlord within 5 business days following delivery of Landlord’s relocation notice, elect to terminate this Lease by written notice to Landlord (the "Termination Notice"); in such event, unless Landlord revokes in writing its relocation election within three business days thereafter (in which case the Termination Notice shall be null and void), this Lease shall terminate 60 days following delivery of the Termination Notice.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1.    RIGHTS OF PARTIES.

(a)    Except as otherwise specifically provided in this Article 9, Tenant may not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant’s interest in this Lease, or permit the Premises to be occupied by anyone other than Tenant (each, a “Transfer”), without Landlord’s prior written consent, which consent shall not unreasonably be withheld in accordance with the provisions of Section 9.1(b). For purposes of this Lease, references to any subletting, sublease or variation thereof shall be deemed to apply not only to a sublease effected directly by Tenant, but also to a sub-subletting or an assignment of subtenancy by a subtenant at any level. Except as otherwise specifically provided in this Article 9, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, a Transfer without such consent shall constitute a material default of this Lease.

(b)    Except as otherwise specifically provided in this Article 9, if Tenant or any subtenant hereunder desires to transfer an interest in this Lease, Tenant shall first notify Landlord in writing and shall request Landlord’s consent thereto. Tenant shall also submit to Landlord in writing: (i) the name and address of the proposed transferee; (ii) the nature of any proposed subtenant’s or assignee’s business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease or assignment (including without limitation the rent and other economic provisions, term, improvement obligations and commencement date); (iv) evidence that the proposed assignee or subtenant will comply with the requirements of Exhibit D to this Lease; and (v) any other information reasonably requested by Landlord and reasonably related to the Transfer. Landlord shall not unreasonably withhold its consent, provided: (1) the use of the Premises will be consistent with the provisions of this Lease and with Landlord’s commitment to other tenants of the Building and Project; (2) any proposed subtenant or assignee demonstrates that it is financially responsible by submission to Landlord of all reasonable information as Landlord may reasonably request concerning the proposed subtenant or assignee, including, but not limited to (if such items are available), a balance sheet of the proposed subtenant or assignee as of a date within 90 days of the request for Landlord’s consent and statements of income or profit and loss of the proposed subtenant or assignee for the two-year period preceding the request for Landlord’s consent; (3) the proposed assignee or subtenant is neither an existing tenant or occupant of the Building or Project nor a prospective tenant with whom Landlord or Landlord's affiliate has been actively negotiating to become a tenant at the Building or Project during the 6 month period prior to the submission of Tenant’s notice of request to assign; and (4) the proposed transferee is not an SDN (as defined below) and will not impose additional burdens or security risks on Landlord. If Landlord consents to the proposed Transfer, then the Transfer may be effected within 90 days after the date of the consent upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section 9.1(b). Landlord shall approve or disapprove any requested Transfer within 15 business days following receipt of Tenant’s written notice and the information set forth above. Except in connection with a Permitted Transfer (as defined below), if Landlord approves the Transfer Tenant shall pay a transfer fee of $1,000.00 to Landlord concurrently with Tenant’s execution of a Transfer consent prepared by Landlord.

(c)    Notwithstanding the provisions of Subsection (b) above, and except in connection with a “Permitted Transfer” (as defined below), in lieu of consenting to a proposed assignment of this Lease to or to a subletting of 50% or more of the Floor Area of the Premises for all or substantially all of the remainder of the Term, Landlord may elect to terminate this Lease in its entirety in the event of an assignment, or terminate this Lease as to the portion of the Premises proposed to be subleased with a proportionate abatement in the rent payable under this Lease, such termination to be effective on the date that the proposed sublease or assignment would have commenced. Landlord may thereafter, at its option, assign or re-let any space so recaptured to any third party, including without limitation the proposed transferee identified by Tenant.

(d)    Should any Transfer occur, Tenant shall, except in connection with a Permitted Transfer, promptly pay or cause to be paid to Landlord, as additional rent, 50% of any amounts paid by the assignee or subtenant, however described and whether funded during or after the Lease Term, to the extent such amounts are in excess of the sum of (i) the scheduled Basic Rent payable by Tenant hereunder (or, in the event of a subletting of only a portion of the Premises, the Basic Rent allocable to such portion as reasonably determined by Landlord) and (ii) the direct out-of-pocket costs, as evidenced by third party invoices provided to Landlord, incurred by Tenant to effect the Transfer, which costs shall be reimbursed to Tenant before Landlord shall be entitled to any profits as set forth above. Such transfer costs shall include all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including without limitation brokerage fees, legal fees, construction costs, and Landlord’s review fee.

(e)    The sale of all or substantially all of the assets of Tenant (other than bulk sales in the ordinary course of business), the merger or consolidation of Tenant, the sale of Tenant’s capital stock, or any other direct or indirect change of control of Tenant, including, without limitation, change of control of Tenant’s parent company or a merger by Tenant or its parent company, shall be deemed a Transfer within the meaning and provisions of this Article. Notwithstanding the foregoing, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord but subject to the provisions of Section 9.2, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (i) Tenant is not then in Default hereunder; (ii) Tenant gives Landlord written notice at least 10 business days before the effective date of such Permitted Transfer if such notice is permitted by law, and if not, as soon thereafter as so permitted by law, and (iii) the successor entity resulting from any merger or consolidation of Tenant or the sale of all or substantially all of the assets of Tenant, has a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) at the time of the Permitted Transfer that is at least equal to the Net Worth of Tenant immediately before the Permitted Transfer. Upon Landlord’s written request, Tenant shall provide reasonable information and documentation substantiating subsection (iii) above. If requested by Landlord, Tenant shall use commercially reasonable efforts to cause its successor to sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant or its parent company.

9.2.    EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant, or any successor-in-interest to Tenant hereunder, of its obligation to pay rent and to perform all its other obligations under this Lease. Each assignee, other than Landlord, shall be deemed to assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease. Such joint and several liability shall not be discharged or impaired by any subsequent modification or extension of this Lease. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease.

9.3.    SUBLEASE REQUIREMENTS. Any sublease, license, concession or other occupancy agreement entered into by Tenant shall be subordinate and subject to the provisions of this Lease, and if this Lease is terminated during the term of any such agreement, Landlord shall have the right to: (i) treat such agreement as cancelled and repossess the subject space by any lawful means, or (ii) require that such transferee attorn to and recognize Landlord as its landlord (or licensor, as applicable) under such agreement. Landlord shall not, by reason of such attornment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. If Tenant is in Default (hereinafter defined), Landlord is irrevocably authorized to direct any transferee under any such agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. No collection or acceptance of rent by Landlord from any transferee shall be deemed a waiver of any provision of Article 9 of this Lease, an approval of any transferee, or a release of Tenant from any obligation under this Lease, whenever accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

ARTICLE 10. INSURANCE AND INDEMNITY

10.1.    TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

10.2.    LANDLORD’S INSURANCE. Throughout the Term of this Lease, Landlord shall provide the following types of insurance, with or without deductible and in amounts and coverages as may be determined by Landlord in its discretion: property insurance, subject to standard exclusions (such as, but not limited to, earthquake and flood exclusions), covering the Building or Project. In addition, Landlord may, at its election, obtain insurance coverages for such other risks as Landlord or its Mortgagees may from time to time deem appropriate, including earthquake, terrorism and commercial general liability coverage. Landlord shall not be required to carry insurance of any kind on any tenant improvements or Alterations in the Premises installed by Tenant or its contractors or otherwise removable by Tenant (collectively, "Tenant Installations"), or on any trade fixtures, furnishings, equipment, interior plate glass, signs or items of personal property in the Premises, and Landlord shall not be obligated to repair or replace any of the foregoing items should damage occur. All proceeds of insurance maintained by Landlord upon the Building and Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs.
10.3.    INDEMNITY. Except to the extent caused by the negligence or willful misconduct of Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees and agents (the “Landlord Parties”), Tenant shall indemnify, defend and hold Landlord and Landlord Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of law) of Tenant, the Tenant Parties (defined below) or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Parties by any third party and arising out of or in connection with the acts or omissions (including violations of law) of Landlord or the Landlord Parties. The provisions of this Section 10.3 shall survive the expiration or sooner termination of this Lease with respect to any Losses arising in connection with any event occurring prior to such expiration or termination.

10.4.    LANDLORD’S NONLIABILITY. Unless caused by the negligence or intentional misconduct of Landlord, its agents, employees or contractors but subject to Section 10.5 below, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Should Tenant elect to receive any service from a concessionaire, licensee or third party tenant of Landlord, Tenant shall not seek recourse against Landlord for any breach or liability of that service provider. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable for Tenant’s loss or interruption of business or income (including without limitation, Tenant’s consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

10.5.    WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided however, that the foregoing waiver shall not apply to the extent of Tenant’s obligation to pay deductibles under any such policies and this Lease. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors or invitees. The foregoing waiver by Tenant shall also inure to the benefit of Landlord's management agent for the Building.

ARTICLE 11. DAMAGE OR DESTRUCTION

11.1.    RESTORATION.

(a)    If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that: (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord’s insurance, including without limitation earthquake insurance. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall promptly thereafter so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice.

(b)    As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease. If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds 180 days and if either (i) the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of any material portion of the Premises, or (ii) the casualty occurs during the final year of the Term, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice.

(c)    In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any Tenant Installations; provided if the estimated cost to repair such Tenant Installations exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repairs. Within 30 days of demand, Tenant shall also pay Landlord for any additional excess costs that are reasonably determined during the performance of the repairs to such Tenant Installations to be necessary to complete such repairs.

(d)    From and after the 3rd business day following the casualty event, the rental (Basic Rent and Tenant’s Share of Operating Expenses) to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

(e)    Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, but subject to Section 10.5, Tenant shall not be entitled to rental abatement or termination rights, to the extent the damage is due to the fault or neglect of Tenant or its employees, subtenants, contractors, invitees or representatives. In addition, the provisions of this Section 11.1 shall not be deemed to require Landlord to repair any Tenant Installations, fixtures and other items that Tenant is obligated to insure pursuant to Exhibit D or under any other provision of this Lease.

11.2.    LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.\ to the extent such law may be superseded by contract.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Basic Rent and Tenant’s Share of Operating Expenses shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord and the right to receive compensation or proceeds in connection with a Taking are expressly waived by Tenant; provided, however, Tenant may file a separate claim for Tenant's personal property and Tenant's reasonable relocation expenses. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 13. SUBORDINATION; ESTOPPEL CERTIFICATE

13.1.    SUBORDINATION. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefiting Tenant. Alternatively, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease in the event of a foreclosure of any mortgage. Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing shall not release the applicable prior landlord from any liability for those obligations. Tenant acknowledges that Landlord’s Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

13.2.    ESTOPPEL CERTIFICATE. Tenant shall, within 10 business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project).

ARTICLE 14. DEFAULTS AND REMEDIES

14.1.    TENANT’S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a “Default” by Tenant:

(a)    The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 5 business days after Tenant’s receipt of written notice from Landlord to Tenant. The term “Rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

(b)    The assignment, sublease, encumbrance or other Transfer of the Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord in violation of Article 9 of this Lease.

(c)    The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

(d)    Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within such time period shall be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant. However, if the nature of the failure is such that more than 30 days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant commences the cure within 30 days, and thereafter diligently pursues the cure to completion.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord shall not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.
14.2.    LANDLORD’S REMEDIES.

(a)    Upon the occurrence of any Default by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

(i)    Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from Tenant:

(1)    The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2)    The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

(3)    The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

(4)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, commissions and other expenses of reletting, including necessary repair, renovation, improvement and alteration of the Premises for a new tenant, reasonable attorneys’ fees, and any other reasonable costs; and

(5)    At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the 24 month period immediately prior to Default, except that if it becomes necessary to compute such rental before the 24 month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in subparagraphs (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of 10% per annum. As used in subparagraph (3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(ii)    Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this subsection (ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.

(b)    The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time. No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a Default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. Tenant hereby waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Section 1174 or 1179, or under any successor statute, in the event this Lease is terminated by reason of any Default by Tenant. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

14.3.    LATE PAYMENTS. Any Rent due under this Lease that is not paid to Landlord within 5 days of the date when due shall bear interest on the unpaid portion at 10% per annum from the date due until fully paid. The payment of interest shall not cure any Default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any rent due from Tenant shall not be received by Landlord or Landlord’s designee within 5 days after the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge for each delinquent payment equal to the greater of (i) 5% of that delinquent payment or (ii) $100.00. Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s Default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies. Notwithstanding the foregoing, Landlord shall waive the late fee set forth above the first time that a late payment occurs during any calendar year during the Term.

14.4.    RIGHT OF LANDLORD TO PERFORM. If Tenant is in Default of any of its obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon receipt of invoice together with an administrative charge equal to 10% of the cost of the work performed by Landlord.

14.5.    DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion. Tenant hereby waives any right to terminate or rescind this Lease as a result of any default by Landlord hereunder or any breach by Landlord of any promise or inducement relating hereto, and Tenant agrees that its remedies shall be limited to a suit for actual damages and/or injunction and shall in no event include any consequential damages, lost profits or opportunity costs.

14.6.    EXPENSES AND LEGAL FEES. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other reasonable costs. The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

14.7.    WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a)    LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(b)    In the event that the jury waiver provisions of Section 14.7(a) are not enforceable under California law, then, unless otherwise agreed to by the parties, the provisions of this Section 14.7(b) shall apply. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Nothing within this Section 14.7 shall apply to an unlawful detainer action.

14.8.    SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members (each an “Individual”). Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant from any Individual.

ARTICLE 15. END OF TERM

15.1.    HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term) without the prior written consent of Landlord, such tenancy shall constitute a tenancy at sufferance only and a Default by Tenant; such holding over with the prior written consent of Landlord shall constitute a month-to-month tenancy commencing on the 1st day following the termination of this Lease and terminating 30 days following delivery of written notice of termination by either Landlord or Tenant to the other. In either of such events, possession shall be subject to all of the terms of this Lease, except that the monthly rental shall be 150% of the total monthly rental for the month immediately preceding the date of termination, subject to Landlord’s right to modify same upon 30 days notice to Tenant. The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord's right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

15.2.    SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall remove all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and shall perform all work required under Section 7.3 of this Lease. If Tenant shall fail to comply with the provisions of this Section 15.2, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon receipt of invoice.

ARTICLE 16. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of rent pursuant to Section 4.1, all payments shall be due and payable within 30 days after receipt of invoice. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service, or by any courier or “overnight” express mailing service. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them.

ARTICLE 17. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and/or Common Areas; provided that any change to the Rules and Regulations shall not materially interfere with Tenant’s access to or use of the Premises. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease or any other act or conduct by any other tenant, and the same shall not constitute a constructive eviction hereunder. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant’s failure to keep and observe the Rules and Regulations shall constitute a default under this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling.

ARTICLE 18. BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. It is understood that Landlord's Broker represents only Landlord in this transaction and Tenant's Broker (if any) represents only Tenant. Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by the indemnifying party in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease.

ARTICLE 19. TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises, the transferor shall be automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the transfer, provided that Tenant is duly notified of the transfer. Any funds held by the transferor in which Tenant has an interest, including without limitation, the Security Deposit, shall be turned over, subject to that interest, to the transferee. No Mortgagee to which this Lease is or may be subordinate shall be responsible in connection with the Security Deposit unless the Mortgagee actually receives the Security Deposit. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

ARTICLE 20. INTERPRETATION

20.1.    NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular.

20.2.    HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

20.3.    JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.4.    SUCCESSORS. Subject to Sections 13.1 and 22.3 and to Articles 9 and 19 of this Lease, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section 20.4 is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

20.5.    TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.6.    CONTROLLING LAW/VENUE. This Lease shall be governed by and interpreted in accordance with the laws of the State of California. Should any litigation be commenced between the parties in connection with this Lease, such action shall be prosecuted in the applicable State Court of California in the county in which the Building is located.

20.7.    SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.8.    WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach of this Lease shall be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

20.9.    INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section 20.9 shall not operate to excuse Tenant from the prompt payment of Rent.

20.10.    ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant waives its rights to rely on any representations or promises made by Landlord or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

20.11.    QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

20.12.    SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

ARTICLE 21. EXECUTION AND RECORDING

21.1.    COUNTERPARTS; DIGITAL SIGNATURES. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Lease, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

21.2.    CORPORATE AND PARTNERSHIP AUTHORITY. If Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of the entity represents and warrants that such individual is duly authorized to execute and deliver this Lease and that this Lease is binding upon the corporation, limited liability company or partnership in accordance with its terms.

21.3.    EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

21.4.    RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

21.5.    AMENDMENTS. No amendment or mutual termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

21.6.    BROKER DISCLOSURE. By the execution of this Lease, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified in Section 10 of the Basic Lease Provisions, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker identified in Section 10 of the Basic Lease Provisions. If there is no Tenant’s Broker so identified in Section 10 of the Basic Lease Provisions, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Lease, Landlord and Tenant are executing the confirmation of the agency relationships set forth in Section 10 of the Basic Lease Provisions.

ARTICLE 22. MISCELLANEOUS

22.1.    NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease or pursuant to legal requirement.

22.2.    TENANT’S FINANCIAL STATEMENTS. Tenant shall during the Term furnish Landlord not more than one (1) time per calendar year with current annual financial statements accurately (in all material respects) reflecting Tenant’s financial condition upon written request from Landlord within 10 business days following Landlord’s request; provided, however, that so long as Tenant is a publicly traded corporation on a nationally recognized stock exchange, the foregoing obligation to deliver the statements shall be waived.

22.3.    MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord (which shall in no event be less than 60 days), including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is diligently pursued. Tenant shall comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee’s Mortgage.

22.4.    SDN LIST. Tenant hereby represents and warrants that neither Tenant nor any officer of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

LANDLORD: THE IRVINE COMPANY LLC, a Delaware limited liability company		TENANT: AVIAT U.S., INC., a Delaware corporation
By:	/s/ Steven S. Case	By:	/s/ Ralph Marimon
	Steven S. Case	Printed Name:	Ralph Marimon
	Executive Vice President Office Properties	Title:	CFO

By:	/s/ Michael T. Bennett	By:	/s/ Kevin Holwell
	Michael T. Bennett	Printed Name:	Kevin Holwell
	Senior Vice President, Operations Office Properties	Title:	VP Finance

EXHIBIT A

DESCRIPTION OF PREMISES

EXHIBIT B

Operating Expenses
(Net)
(a)    From and after the Commencement Date, Tenant shall pay to Landlord, as additional rent, Tenant's Share of all Operating Expenses, as defined in Section (f) below, incurred by Landlord in the operation of the Building and the Project. The term "Tenant's Share" means that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area and the denominator of which is the total rentable square footage, as reasonably determined from time to time by Landlord, of (i) the Building, for expenses reasonably determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, and (ii) all or some of the buildings in the Project, for expenses reasonably determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Landlord reserves the right to allocate to the entire Project any Operating Expenses which may benefit or substantially relate to a particular building within the Project in order to maintain greater consistency of Operating Expenses among buildings within the Project. In the event that Landlord determines that the Premises or the Building incur a non-proportional benefit from any expense, or is the non-proportional cause of any such expense, Landlord may allocate a greater percentage of such Operating Expense to the Premises or the Building. In the event that any management and/or overhead fee payable or imposed by Landlord for the management of Tenant's Premises is calculated as a percentage of the rent payable by Tenant and other tenants of Landlord, then the full amount of such management and/or overhead fee which is attributable to the rent paid by Tenant shall be included as an Operating Expense.
(b)    Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions), and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant's Share of Operating Expenses for the applicable Expense Recovery Period. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, concurrently with payments of Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay monthly the estimated Tenant's Share of Operating Expenses in effect during the prior Expense Recovery Period; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued estimated Tenant's Share of Operating Expenses based upon the new estimate. Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s Share of Operating Expenses shall be equitably prorated for any partial year.
(c)    Within 180 days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement (a “Reconciliation Statement”) showing in reasonable detail the actual or prorated Tenant's Share of Operating Expenses incurred by Landlord during such Expense Recovery Period, and the parties shall within 30 days thereafter make any payment or allowance necessary to adjust Tenant's estimated payments of Tenant's Share of Operating Expenses, if any, to the actual Tenant's Share of Operating Expenses as shown by the Reconciliation Statement. Any delay or failure by Landlord in delivering any Reconciliation Statement shall not constitute a waiver of Landlord's right to require Tenant to pay Tenant's Share of Operating Expenses pursuant hereto. Any amount due Tenant shall be credited against installments next coming due under this Exhibit B, and any deficiency shall be paid by Tenant together with the next installment. Should Tenant fail to object in writing to Landlord's determination of Tenant's Share of Operating Expenses, or fail to give written notice of its intent to audit Landlord’s Operating Expenses pursuant to the provisions of the next succeeding paragraph, within 180 days following delivery of Landlord's Reconciliation Statement, Landlord's determination of Tenant's Share of Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant for all purposes and any future claims by Tenant to the contrary shall be barred.
Provided no Default has occurred and is continuing, Tenant shall have the right to cause a certified public accountant, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord’s general ledger of expenses not more than once during any Expense Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit so long as it does not exceed the amount per square foot typically imposed by landlords of other first class business parks in the vicinity of the Project. Tenant shall give notice to Landlord of Tenant’s intent to audit within 180 days after delivery of Landlord’s Reconciliation Statement which sets forth Tenant’s Share of Landlord’s actual Operating Expenses to Tenant. Landlord shall promptly mail or email the applicable records to Tenant for the audit. If Tenant’s audit determines that actual Operating Expenses have been overstated by more than 5%, then subject to Landlord’s right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant’s rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant’s auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit. Notwithstanding the foregoing, Tenant shall have no right of audit with respect to any Expense Recovery Period unless the total Operating Expenses per square foot for such Expense Recovery Period, as set forth in Landlord’s annual Reconciliation Statement, exceed the total Operating Expenses per square foot during the initial Expense Recovery Period during the Term, as increased by the percentage change in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers, Los Angeles – Riverside – Orange County Area Average, all items (1982-84 = 100) (the “Index”), which change in the Index shall be measured by comparing the Index published for January of the initial Expense Recovery Period during the Term with the Index published for January of the applicable Expense Recovery Period.
(d)    Even though this Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Operating Expenses for the Expense Recovery Period in which this Lease terminates, Tenant shall, subject to its audit rights as set forth in subsection (c) above, within 30 days of written notice pay the entire increase over the estimated Tenant's Share of Operating Expenses already paid. Conversely, any overpayment by Tenant shall be rebated by Landlord to Tenant not later than 30 days after such final determination. However, in lieu thereof, Landlord may deliver a reasonable estimate of the anticipated reconciliation amount to Tenant prior to the Expiration Date of the Term, in which event the appropriate party shall fund the amount by the Expiration Date.
(e)    If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated Tenant's Share of Operating Expenses for the year, then the estimate of Tenant's Share of Operating Expenses may be increased by written notice from Landlord for the month in which such rate(s) or amount(s) becomes effective and for all succeeding months by an amount equal to the estimated amount of Tenant's Share of the increase. Landlord shall give Tenant written notice of the amount or estimated amount of the increase, the month in which the increase will become effective, Tenant’s Share thereof and the months for which the payments are due. Tenant shall pay the increase to Landlord as part of the Tenant’s monthly payments of estimated expenses as provided in paragraph (b) above, commencing with the month in which effective.
(f)    The term "Operating Expenses" shall mean and include all Project Costs, as defined in Section (g) below, and Property Taxes, as defined in Section (h) below.
(g)    The term "Project Costs" shall mean all expenses of operation, management, repair, replacement and maintenance of the Building and the Project, including without limitation all appurtenant Common Areas (as defined in Section 6.2 of the Lease), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums, deductibles, or reasonable premium equivalents or deductible equivalents should Landlord elect to self insure any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; light; power; window washing; trash pickup; janitorial services to any interior Common Areas; heating, ventilating and air conditioning; supplies; materials; equipment; tools; reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; establishment of reasonable reserves for replacement of the roof of the Building; costs incurred in connection with compliance with any laws or changes in laws applicable to the Building or the Project; the cost of any capital improvements or replacements (other than tenant improvements for specific tenants) to the extent of the amortized amount thereof over the useful life of such capital improvements or replacements (or, if such capital improvements or replacements are anticipated to achieve a cost savings as to the Operating Expenses, any shorter estimated period of time over which the cost of the capital improvements or replacements would be recovered from the estimated cost savings) calculated at a market cost of funds, all as determined by Landlord, for each year of useful life or shorter recovery period of such capital expenditure whether such capital expenditure occurs during or prior to the Term; costs associated with the maintenance of an air conditioning, heating and ventilation service agreement, and maintenance of any communications or networked data transmission equipment, conduit, cabling, wiring and related telecommunications facilitating automation and control systems, remote telecommunication or data transmission infrastructure within the Building and/or the Project, and any other maintenance, repair and replacement costs associated with such infrastructure; capital costs associated with a requirement related to demands on utilities by Project tenants, including without limitation the cost to obtain additional voice, data and modem connections; labor; reasonably allocated wages and salaries, fringe benefits, and payroll taxes for administrative and other personnel directly applicable to the Building and/or Project, including both Landlord's personnel and outside personnel; any expense incurred pursuant to Sections 6.1, 6.2, 7.2, 10.2, and Exhibits C and F of the Lease; and reasonable overhead and/or management fees for the professional operation of the Project. It is understood and agreed that Project Costs may include competitive charges for direct services (including, without limitation, management and/or operations services) provided by any subsidiary, division or affiliate of Landlord.
(h)    The term "Property Taxes" as used herein shall include any form of federal, state, county or local government or municipal taxes, fees, charges or other impositions of every kind (whether general, special, ordinary or extraordinary) related to the ownership, leasing or operation of the Premises, Building or Project, including without limitation, the following: (i) all real estate taxes or personal property taxes levied against the Premises, the Building or Project, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including without limitation arising out of any Community Facilities Districts, "Mello Roos" districts, similar assessment districts, and any traffic impact mitigation assessments or fees; (iv) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes, and (v) taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent), and (vi) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. Notwithstanding the foregoing, general net income or franchise taxes imposed against Landlord shall be excluded.

(i)    Notwithstanding the foregoing provisions of this Exhibit B, Operating Expenses shall exclude the following:
(1)        All costs and expenses of operation of any child care, health club, restaurants and retail space in the Building;
(2)        The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Operating Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer;
(3)        Interest on debt or amortization on any Mortgage or Mortgages encumbering the Building;
(4)        All costs relating to activities for the marketing, solicitation and execution or renewal of leases of space in the Project, including, without limitation, broker commissions, accounting and legal fees, advertising, printing costs and brochures, space planning, tenant allowances, leasehold improvements and other tenant concessions;
(5)        Costs associated with the sale or refinancing of the Project, including, without limitation, attorneys’ fees, accounting costs, closing costs, consulting or brokerage commissions, origination fees or points, and interest cost or charges;
(6)        Costs associated with the acquisition of the fee, ground lease (including payments due under a ground lease), air rights or development rights with respect to the Project;
(7)        Cost of decorating, redecorating, or tenant installations incurred in connection with preparing rentable space for a new tenant (or retaining a tenant);
(8)        Expenses in connection with services or other benefits which are not provided to Tenant or for which Tenant is charged directly;
(9)        Costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is actually reimbursed for such costs or for which Landlord is entitled to be reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-through), warrantors or other third persons;
(10)    Costs incurred by Landlord for improvements or replacements (including structural additions), repairs, equipment and tools which are of a “capital” nature and/or which are considered “capital” improvements or replacements under GAAP, except to the extent included in Project Costs by the express terms of Section (g) of this Exhibit B;
(11)    Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building or any other portion of the Project to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar office buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service;
(12)    The cost of alterations of rentable space in the Building leased to Tenant and other tenants;
(13)    Costs arising from the negligence or intentional misconduct of Landlord or its employees, contractors or agents;
(14)    Costs incurred to remove, remedy, contain, or treat any hazardous material, in, on or under the Project (A) before the date of this Lease or (B) caused to occur or be made present at the Project after the date hereof by Landlord or any other tenant of the Project or any other person other than Tenant, its employees, agents, licensees, subtenants or invitees, provided that such hazardous material is of such a nature, at the time it is discovered or reasonably should have been discovered, that a federal, state or municipal governmental authority at that time, would have required the removal of such hazardous material or other remedial or containment action with respect thereto;

(15)     Penalties and interest charges as a result of Landlord not paying bills when due or within any grace period;
(16)    Ground rent or similar payments to a ground lessor;
(17)    Costs related to Landlord’s charitable or political contributions;
(18)    Attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project, except those attorneys' fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of Operating Expenses, enforcement of rules and regulations of the Project and such other matters relating to the maintenance of standards required of Landlord;
(19)    Electric power costs or other utility costs for which any tenant directly contracts with the utility company; and
(20)    All costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing, replacing and managing the Building or Project) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses.
(21)    Attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building, except those attorneys' fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of operating expenses, enforcement of rules and regulations of the Building and such other matters relating to the maintenance of standards required of Landlord;
(22)    Costs, fines or penalties incurred by Landlord due to the violation by Landlord of any governmental rule or regulation; and
(23)    Any cost which another party would compensate or pay (or is legally required to pay) so that Landlord shall not recover any such item of cost more than once.

EXHIBIT C

UTILITIES AND SERVICE
Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for electricity metered to the Premises, telephone, telecommunications service, janitorial service, interior landscape maintenance and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of water, gas, sewer, refuse pickup and any other utilities and services that are not separately metered to the Premises and services, and Tenant shall pay such amount to Landlord, as an item of additional rent, within 10 days after delivery of Landlord's statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Project Costs in which event Tenant shall pay Tenant's proportionate share of such costs in the manner set forth in Section 4.2. Tenant shall also pay to Landlord as an item of additional rent, within 10 days after delivery of Landlord’s statement or invoice therefor, Landlord’s “standard charges” (as hereinafter defined, which shall be in addition to the electricity charge paid to the utility provider) for “after hours” usage by Tenant of each HVAC unit servicing the Premises. If the HVAC unit(s) servicing the Premises also serve other leased premises in the Building, “after hours” shall mean usage of said unit(s) before 6:00 A.M. or after 6:00 P.M. on Mondays through Fridays, before 9:00 A.M. or after 1:00 P.M. on Saturdays, and all day on Sundays and nationally-recognized holidays, subject to reasonable adjustment of said hours by Landlord. If the HVAC unit(s) serve only the Premises, “after hours” shall mean more than 66 hours of usage during any week during the Term. “After hours” usage shall be determined based upon the operation of the applicable HVAC unit during each of the foregoing periods on a “non-cumulative” basis (that is, without regard to Tenant’s usage or nonusage of other unit(s) serving the Premises, or of the applicable unit during other periods of the Term). As used herein, “standard charges” shall mean the following charges for each hour of “after hours” use (in addition to the applicable electricity charges paid to the utility provider) of the following described HVAC units: (i) $5.00 per hour for 1-5 ton HVAC units, (ii) $7.50 per hour for 6-30 ton HVAC units and (iii) $10.00 per hour for HVAC units of greater than 30 tons.

EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect during the Term, and Tenant shall also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1.    Tenant shall maintain, at its sole cost and expense, during the entire Term: (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, on a policy form that is at least as broad as Insurance Service Office (ISO) CGL 00 01 (if alcoholic beverages are sold on the Premises, liquor liability shall be explicitly covered), which policy(ies) shall be written on an “occurrence” basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, death, and property damage liability; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least $1,000,000 each accident and each disease; (iii) with respect to Alterations constructed by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy shall also include business interruption coverage in an amount sufficient to cover 1 year of loss. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2.    All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report. The deductible or other retained limit under any policy carried by Tenant shall be commercially reasonable, and Tenant shall be responsible for payment of such deductible or retained limit with waiver of subrogation in favor of Landlord. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than thirty (30) days prior to the expiration of the coverage. In the event of a loss covered by any policy under which Landlord is an additional insured, Landlord shall be entitled to review a copy of such policy.

3.    Tenant’s commercial general liability insurance shall contain a provision that the policy shall be primary to and noncontributory with any policies carried by Landlord, together with a provision including Landlord and any other parties in interest designated by Landlord as additional insureds. Tenant’s policies described in Subsections 1 (ii), (iii) and (iv) above shall each contain a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives. Tenant also waives its right of recovery for any deductible or retained limit under same policies enumerated above. All of Tenant’s policies shall contain a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord 30 days prior written notice. Tenant shall also name Landlord as an additional insured on any excess or umbrella liability insurance policy carried by Tenant.

NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

EXHIBIT E

RULES AND REGULATIONS

This Exhibit sets forth the rules and regulations governing Tenant's use of the Premises leased to Tenant pursuant to the terms, covenants and conditions of the Lease to which this Exhibit is attached and therein made part thereof. In the event of any conflict or inconsistency between this Exhibit and the Lease, the Lease shall control. Whenever Landlord’s approval or consent is required in these or any future rules and regulations, Landlord shall not unreasonably withhold, condition or delay such approval or consent.

1.    Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall, which may appear unsightly from outside the Premises.

2.    The walls, walkways, sidewalks, entrance passages, elevators, stairwells, courts and vestibules shall not be obstructed or used for any purpose other than ingress and egress of pedestrian travel to and from the Premises, and shall not be used for smoking, loitering or gathering, or to display, store or place any merchandise, equipment or devices, or for any other purpose. The walkways, sidewalks, entrance passageways, courts, vestibules and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the reasonable judgment of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant's business unless such persons are engaged in illegal activities. Smoking is permitted outside the Building and within the Project only in areas designated by Landlord. Neither Tenant nor its employees, agents, contractors, invitees or licensees shall be permitted to bring any firearm, whether loaded or unloaded, into the Project at any time. No tenant or employee or invitee or agent of any tenant shall be permitted upon the roof of the Building without prior written approval from Landlord.

3.    No awnings or other projection shall be attached to the outside walls of the Building. No security bars or gates, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord.

4.    Tenant shall not mark, nail, paint, drill into, or in any way deface any part of the Premises or the Building except to affix standard pictures or other wall hangings on the interior walls of the premises so long as they are not visible from the exterior of the building. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord in writing. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

5.    The toilet rooms, urinals, wash bowls and other plumbing apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, caused it.

6.    Landlord shall direct electricians as to the manner and location of any future telephone wiring. No boring or cutting for wires will be allowed without the prior consent of Landlord. The locations of the telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

7.    The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No exterior storage shall be allowed at any time without the prior written approval of Landlord. The Premises shall not be used for cooking or washing clothes without the prior written consent of Landlord, or for lodging or sleeping or for any immoral or illegal purposes.

8.    Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, noise, or otherwise. Tenant shall not use, keep or permit to be used, or kept, any foul or obnoxious gas or substance in the Premises or permit or suffer the Premises to be used or occupied in any manner offensive or objectionable to Landlord or other occupants of this or neighboring buildings or premises by reason of any odors, fumes or gases.

9.    No animals, except for seeing eye dogs, shall be permitted at any time within the Premises.

10.    Tenant shall not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant, except as Tenant's address, without the written consent of Landlord. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord's reasonable opinion, tends to impair the reputation of the Project or its desirability for its intended uses, and upon written notice from Landlord any Tenant shall refrain from or discontinue such advertising.

11.    Canvassing, soliciting, peddling, parading, picketing, demonstrating or otherwise engaging in any conduct that unreasonably impairs the value or use of the Premises or the Project are prohibited and each Tenant shall cooperate to prevent the same. Landlord shall have full and absolute authority to regulate or prohibit the entrance to the Premises of any vendor, supplier, purveyor, petitioner, proselytizer or other similar person if, in the good faith judgment of Landlord, such person will be involved in general solicitation activities, or the proselytizing, petitioning, or disturbance of other tenants or their customers or invitees, or engaged or likely to engage in conduct which may in Landlord’s opinion distract from the use of the Premises for its intended purpose. Notwithstanding the foregoing, Landlord reserves the absolute right and discretion to limit or prevent access to the Buildings by any food or beverage vendor, whether or not invited by Tenant, and Landlord may condition such access upon the vendor’s execution of an entry permit agreement which may contain provisions for insurance coverage and/or the payment of a fee to Landlord.

12.    No equipment of any type shall be placed on the Premises which in Landlord's reasonable opinion exceeds the load limits of the floor or otherwise threatens the soundness of the structure or improvements of the Building.

13.    Regular building hours of operation are from 6:00 AM to 6:00 PM Monday through Friday and 9:00 AM to 1:00 PM on Saturday. No air conditioning unit or other similar apparatus shall be installed or used by any Tenant without the prior written consent of Landlord.

14.    The entire Premises, including vestibules, entrances, parking areas, doors, fixtures, windows and plate glass, shall at all times be maintained in a safe, neat and clean condition by Tenant. All trash, refuse and waste materials shall be regularly removed from the Premises by Tenant and placed in the containers at the locations designated by Landlord for refuse collection. All cardboard boxes must be "broken down" prior to being placed in the trash container. All styrofoam chips must be bagged or otherwise contained prior to placement in the trash container, so as not to constitute a nuisance. Pallets must be immediately disposed of by tenant and may not be disposed of in the Landlord provided trash container or enclosures. Pallets may be neatly stacked in an exterior location on a temporary basis (no longer than 5 days) so long as Landlord has provided prior written approval. The burning of trash, refuse or waste materials is prohibited.

15.    Tenant shall use at Tenant's cost such pest extermination contractor as Landlord may direct and at such intervals as Landlord may require.

16.    All keys for the Premises shall be provided to Tenant by Landlord and Tenant shall return to Landlord any of such keys so provided upon the termination of the Lease. Tenant shall not change locks or install other locks on doors of the Premises, without the prior written consent of Landlord. In the event of loss of any keys furnished by Landlord for Tenant, Tenant shall pay to Landlord the reasonable costs thereof. Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to lobby(s), suite(s) and telephone & electrical room(s) which have been furnished to Tenant or which Tenant shall have had made.

17.    No person shall enter or remain within the Project while intoxicated or under the influence of liquor or drugs. Landlord shall have the right to exclude or expel from the Project any person who, in the absolute discretion of Landlord, is under the influence of liquor or drugs.

18.    The moving of large or heavy objects shall occur only between those hours as may be designated by, and only upon previous written notice to, Landlord, and the persons employed to move those objects in or out of the Building must be reasonably acceptable to Landlord. Without limiting the generality of the foregoing, no freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in the elevator. The foregoing notwithstanding, standard deliveries that can be brought into the Building via soft wheel dolly through the elevator do not need to be pre-scheduled with the Landlord.

19.    Tenant shall not install equipment, such as but not limited to electronic tabulating or computer equipment, requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written consent of Landlord, provided that Tenant may install 18 racks or cabinets of equipment in the Demo room, and server equipment in the IDF room(s), with a dedicated 24 hour HVAC unit. The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises shall be borne solely by Tenant. Such installation shall be subject to Landlord’s prior written approval, at Tenant's sole expense and shall include installation of a separate meter for the operation of the unit. Upon the termination or expiration of this Lease, Tenant will remove the HVAC unit(s) and otherwise restore the Demo and IDF rooms to their original condition, reasonable wear and tear excepted.

20.    Landlord may from time to time grant other tenants of the Project individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

21.    Landlord reserves the right to reasonably amend or supplement the foregoing Rules and Regulations and to adopt and promulgate additional reasonable rules and regulations applicable to the

Premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to the Tenant.

EXHIBIT F

PARKING

Tenant shall be entitled to the number of vehicle parking spaces set forth in Item 11 of the Basic Lease Provisions, which spaces shall be unreserved and unassigned, on those portions of the Common Areas designated by Landlord for parking. Tenant shall not use more parking spaces than such number. All parking spaces shall be used only for parking of vehicles no larger than full size passenger automobiles, sport utility vehicles or pickup trucks. Except for routine deliveries by overnight couriers, Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described above, then Landlord shall have the right, without notice, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle involved and charge the costs to Tenant. Parking within the Common Areas shall be limited to striped parking stalls, and no parking shall be permitted in any driveways, access ways or in any area which would prohibit or impede the free flow of traffic within the Common Areas. There shall be no parking of any vehicles for longer than a forty-eight (48) hour period unless otherwise authorized by Landlord, and vehicles which have been abandoned or parked in violation of the terms hereof may be towed away at the owner's expense. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole negligence or willful misconduct of Landlord. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations (including the designation of areas for employee parking) that Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. Landlord shall have the right to construct, maintain and operate lighting facilities within the parking areas; to change the area, level, location and arrangement of the parking areas and improvements therein; to restrict parking by tenants, their officers, agents and employees to employee parking areas; and to do and perform such other acts in and to the parking areas and improvements therein as, in the use of good business judgment, Landlord shall determine to be advisable. Any person using the parking area shall observe all directional signs and arrows and any posted speed limits. In no event shall Tenant interfere with the use and enjoyment of the parking area by other tenants of the Project or their employees or invitees. Parking areas shall be used only for parking vehicles. Washing, waxing, cleaning or servicing of vehicles, or the storage of vehicles for longer than 48-hours, is prohibited unless otherwise authorized by Landlord. Tenant shall be liable for any damage to the parking areas caused by Tenant or Tenant's employees, suppliers, shippers, customers or invitees, including without limitation damage from excess oil leakage. Tenant shall have no right to install any fixtures, equipment or personal property in the parking areas. Tenant shall not assign or sublet any of the vehicle parking spaces, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

EXHIBIT G

ADDITIONAL PROVISIONS

The following additional provisions shall be binding on Landlord and Tenant:

1. FITNESS CENTER. Landlord currently provides a fitness center in the Building and in a building located at the Project (collectively with any other fitness centers which may be operated from time to time by Landlord in the Project, the “Fitness Center”). Provided: (a) Tenant is not in Default under any provision of this Lease, and (b) Tenant’s employees execute Landlord’s standard waiver of liability form, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the Fitness Center on the terms and conditions herein provided. No separate charges shall be assessed to Fitness Center Users for the use of the Fitness Center (with the exception of towel/laundry fees) during the initial Term of this Lease, provided, however, that the costs of operating, maintaining and repairing the Fitness Center shall be included as part of Operating Expenses. The use of the Fitness Center by the Fitness Center Users shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 10.2 of the Lease and shall apply to Tenant and the Fitness Center User’s use of the Fitness Center. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Fitness Center (or any other fitness facility) throughout the Term of this Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center shall entitle Tenant to an abatement or reduction in Basic Rent constitute a constructive eviction, or result in an event of default by Landlord under this Lease. Except to the extent of Landlord’s gross negligence or willful misconduct, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Fitness Center, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant with respect to the Fitness Center to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence. Tenant’s right to use the Fitness Center shall belong solely to Tenant and except for any Transferee under a Permitted Transfer, may not be transferred or assigned without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion.

2. CONFERENCE ROOM. Landlord currently provides a conference room (the “Conference Room”) in a building located at the Project, which is capable of accommodating groups of people for use by Building tenants (including Tenant) on a reserved basis. Tenant shall, subject to availability, have the use of the Conference Room subject to Landlord’s procedures and charges. The use of the Common Area Conference Room shall be subject to the reasonable rules and regulations (including rules regarding hours of use and priorities for the tenants of the particular building in which a Common Area Conference Room is located, set up and clean up charges, etc.) established from time to time by Landlord for the Common Area Conference Room. Landlord and Tenant acknowledge that the terms and provisions of Section 10.3 (Indemnity) of this Lease shall apply to Tenant’s use of the Conference Room. Further, Landlord shall have no liability whatsoever with respect to the existence, condition or availability of any Common Area Conference Room(s) nor shall Landlord have any obligation whatsoever to enforce or make reservations thereof, and Tenant hereby expressly waives all claims against Landlord with respect to the same. No expansion, contraction, elimination, unavailability or modification of the Common Area Conference Room(s), and no termination of or interference with Tenant’s rights to the Common Area Conference Room(s), shall entitle Tenant to an abatement or reduction in rent or constitute a constructive eviction or an event of default by Landlord under this Lease.

3. RIGHT TO EXTEND THIS LEASE. Provided that no Default has occurred under any provision of this Lease, and is continuing either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in this Lease, then Tenant may extend the Term of this Lease for one (1) extension period of 36 months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 9 months or more than 12 months prior to the Expiration Date of the Term, Tenant's irrevocable written notice of its commitment to extend (the “Commitment Notice”). The Basic Rent payable under the Lease during any extension of the Term shall be determined as provided in the following provisions.

If Landlord and Tenant have not by then been able to agree upon the Basic Rent for the extension of the Term, then not less than 90 days or more than 120 days prior to the Expiration Date of the Term, Landlord shall notify Tenant in writing of the Basic Rent that would reflect the prevailing market rental rate for a 36-month renewal of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period ("Landlord's Determination"). Should Tenant disagree with the Landlord's Determination, then Tenant shall, not later than 20 days thereafter, notify Landlord in writing of Tenant's determination of those rental terms ("Tenant's Determination"). Within 10 days following delivery of the Tenant's Determination, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within 10 days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair market rental. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental for the Premises. Any appraiser designated hereunder shall have an MAI certification with not less than 5 years experience in the valuation of commercial industrial buildings in the vicinity of the Project.

Within 30 days following the selection of the appraiser and such appraiser's receipt of the Landlord's Determination and the Tenant's Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects the fair market rental rate for the 36-month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord's Determination or the Tenant's Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In making such determination, the appraiser shall consider rental comparables for the Project (provided that if there are an insufficient number of comparables within the Project, the appraiser shall consider rental comparables for similarly improved space owned by Landlord in the vicinity of the Project with appropriate adjustment for location and quality of project), but the appraiser shall not attribute any factor for brokerage commissions in making its determination of the fair market rental rate. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. The fees of the appraiser(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the appraiser.

Within 20 days after the determination of the fair market rental, Landlord shall prepare an appropriate amendment to this Lease for the extension period, and provided such amendment is limited to an extension of the Term and does not include additional or different terms to that contained in the original lease, Tenant shall execute and return same to Landlord within 10 days after Tenant’s receipt of same. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely exercise the extension right granted herein within the time period expressly set forth for exercise by Tenant in the initial paragraph of this Section, Tenant's right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Tenant’s rights under this Section shall belong solely to Aviat U.S., Inc., a Delaware corporation, or any transferee under a Permitted Transfer, and any attempted assignment or transfer of such rights shall be void and of no force and effect. Tenant shall have no other right to extend the Term beyond the single 36 month extension period created by this Section. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this Section.

4. RIGHT OF FIRST OFFER. Provided that no Default has occurred under any provision of this Lease, either at the time of the delivery of “Landlord’s Notice” or at the time of the delivery of “Tenant’s Notice” (as hereinafter defined), Landlord hereby grants Tenant a one-time right (“First Right”) to lease the contiguous space on the second floor of the Building, which space more particularly described on Exhibit G-1 attached hereto (the “First Right Space”), in accordance with and subject to the provisions of this Section; provided that this First Right shall not be effective until the Commencement Date of this Lease shall occur and shall cease to be effective during the final 12 months of the Term, or the final 12 months of the extended Term if Tenant exercises its extension option set forth in Section 3 of this Exhibit G. Except as otherwise provided below, prior to leasing the First Right Space, or any portion thereof, to any other party during the period that this First Right is in effect, Landlord shall give Tenant written notice (the “Landlord’s Notice”) of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s Notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after delivery of Landlord’s Notice, Tenant must give Landlord written notice (the “Tenant’s Notice”) pursuant to which Tenant shall elect to (i) lease all, but not less than all, of that portion of the First Right Space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event this First Right shall terminate as to the Designated Space in its entirety and Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord’s Notice within said period, Tenant shall be deemed to have elected clause (ii) above. Any Tenant’s Notice electing either clause (i) or clause (iii) above shall be accompanied by Tenant’s then current annual financial statements, inclusive of Tenant’s most current balance sheet; and should such statements reveal that Tenant’s net worth has materially decreased since the execution of this Lease, Landlord shall have no obligation to lease the Designated Space to Tenant and may instead lease same to any third party. In the event Tenant’s Notice elects clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days. Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject to any extension or expansion rights granted by Landlord prior to the Commencement Date of this Lease to any third party tenant in the Project, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant now or hereafter occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall belong solely to Aviat U.S., Inc., a Delaware corporation, or any transferee under a Permitted Transfer, and any attempted assignment or transfer of such rights shall be void and of no force and effect.

5. GOOD WORKING ORDER WARRANTY.

(i)    Landlord warrants to Tenant that the windows and seals, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and all plumbing and electrical systems serving the Building and the Premises (collectively, the “Building Systems”), and the roof and structural components of the Building, shall be in good operating condition, and the Premises shall be in broom-clean condition on the Commencement Date. Provided that Tenant shall notify Landlord that the Building Systems are not in good operating condition within 30 days following the Commencement Date, then Landlord shall, except as otherwise provided in this Lease, promptly after receipt of such notice from Tenant setting forth the nature and extent of such noncompliance, rectify same at Landlord’s sole cost and expense and not as part of the Operating Expenses described in Exhibit B of this Lease.

(ii)    Landlord shall correct, repair and/or replace any non-compliance of the Building and/or the Common Areas with all building permits and codes in effect and applicable as of the execution of this Lease, including without limitation, the provisions of Title III of the Americans With Disabilities Act (“ADA”). Said costs of compliance shall be Landlord’s sole cost and expense and shall not be part of Project Costs; provided that any cost of ADA compliance triggered by the permitting and/or construction of the Tenant Improvements shall be included as part of the “Completion Cost” of the Tenant Improvement Work (as defined in the Work Letter). Landlord shall correct, repair or replace any non-compliance of the Building and the Common Areas with any revisions or amendments to applicable building codes, including the ADA, becoming effective after the execution of this Lease, provided that the amortized cost of such repairs or replacements (amortized over the useful life thereof) shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the Premises, including without limitation, in connection with Tenant’s construction of any Alterations or other improvements in the Premises (and any resulting ADA compliance requirements in the Common Areas if Landlord shall consent to same as more particularly provided in Section 7.3 of this Lease) and the operation of Tenant’s business and employment practices in the Premises, shall be the responsibility of Tenant at its sole cost and expense. The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section shall be made promptly following notice of non-compliance from any applicable governmental agency.

EXHIBIT G-1

FIRST RIGHT SPACE

EXHIBIT H

LANDLORD’S DISCLOSURES

NONE

EXHIBIT X

WORK LETTER

DOLLAR ALLOWANCE

PRE-APPROVED PLAN

The tenant improvement work to be contracted for by Landlord hereunder ("Tenant Improvement Work") shall consist of the design and construction of all tenant improvements ("Tenant Improvements”), including work in place as of the date hereof, required for the Premises pursuant to the approved final Working Drawings and Specifications (as hereinafter defined). All of the Tenant Improvement Work shall be performed by a contractor selected by Landlord and in accordance with the procedures and requirements set forth below.

I.    ARCHITECTURAL AND CONSTRUCTION PROCEDURES.
A.    Prior to the execution of this Lease, Tenant and Landlord have approved a detailed plan for the Tenant Improvements attached as Exhibit X-1 to this Work Letter (“Preliminary Plan”). To the extent applicable, the build-out of the Tenant Improvements shall include Landlord’s building standard tenant improvements, materials and specifications for the Project as set forth in Schedule I attached hereto (“Building Standard Improvements”), except for those additions or variations to Building Standard Improvements expressly approved by Landlord and noted on the Preliminary Plan (any such addition or variation from the Standard Improvements shall be referred to herein as a “Non-Standard Improvement”). Tenant shall approve or provide suggested revisions to the preliminary cost estimate for the Tenant Improvements (the “Preliminary Cost Estimate”) by signing copies of each or specifying in reasonable detail any suggested revisions thereto as hereinabove provided, and delivering each to Landlord within 5 business days of receipt thereof by Tenant. Landlord shall attempt in good faith to modify the Preliminary Cost Estimate to incorporate Tenant’s suggested revisions in a mutually satisfactory manner. In all events, Tenant shall approve in all respects a Preliminary Cost Estimate (as may have been modified as herein provided to incorporate Tenant’s suggested revisions) not later than June 15, 2016.

B.    Within 5 business days following any request from Landlord or Landlord’s architect, Tenant shall provide in writing to Landlord or Landlord's architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of paint and floor finishes, complete specifications and locations (including electrical, load and HVAC requirements) of Tenant's equipment, and details of all Non-Standard Improvements (as defined above) which have been approved by Landlord as part of the Preliminary Plan (collectively, "Programming Information"). Tenant's failure to provide the Programming Information shall constitute a “Tenant Delay”, as defined below. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete and that any defects or problems due to incomplete or inaccurate Programming Information shall be the responsibility of the Tenant and that the Landlord shall have no obligation or liability for such defects or problems arising from any incomplete or inaccurate Programming Information. Any delays in the completion of the Tenant Improvements due to incomplete or inaccurate Programming Information shall constitute a Tenant Delay.
C.    Following receipt of the Programming Information, Landlord's architect and engineers shall prepare and deliver to Tenant working drawings and specifications for the Tenant Improvemetns based on the approved Preliminary Plan ("Working Drawings and Specifications"), and Landlord's contractor shall prepare a final construction cost estimate ("Final Cost Estimate") for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate. Tenant shall not unreasonably withhold or delay its approval, and any disapproval or requested modification shall be limited to items not consistent with the approved Preliminary Plan or Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications or the Final Cost Estimate, such disapproval shall be accompanied by specific reasons for disapproval and a detailed list of requested revisions. Any revision requested by Tenant and accepted by Landlord, shall be incorporated into a revised set of Working Drawings and Specifications and the Final Cost Estimate, and Tenant shall approve same in writing within 5 business days of receipt without further revision.
D.    In the event that after Tenant has approved the final Working Drawings and Specifications and the Final Cost Estimate, Tenant requests in writing a revision to the Working Drawings and Specifications ("Change"), and Landlord so approves such Change as provided in the Section next below, Landlord shall advise Tenant by written change order as soon as is practical, but no later than 3 business days of any increase in the Completion Cost such

Change would cause. Tenant shall approve or disapprove such change order, if any, in writing within 3 business days following Tenant's receipt of such change order. If Tenant approves any such change order, Landlord, at its election, may either (i) require as a condition to the effectiveness of such change order that Tenant pay the increase in the Completion Cost attributable to such change order concurrently with delivery of Tenant’s approval of the change order, or (ii) defer Tenant’s payment of such increase until the date 10 business days after delivery of invoices for same, provided however, that the Tenant’s Contribution must in any event be paid in full prior to Tenant’s commencing occupancy of the Premises. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant's approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work, in which event any related critical path delays because of such suspension shall constitute Tenant Delays hereunder.
E.    Landlord agrees that it shall not unreasonably withhold its consent to Tenant's requested Changes, provided that such consent may be withheld in all events if the requested Change (i) is of a lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the Premises requiring building services beyond the level Landlord has agreed to provide Tenant under the Lease, (iv) would delay construction of the Tenant Improvements and Tenant declines to accept such delay in writing as a Tenant Delay, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (vi) would have an adverse aesthetic impact to the Premises or would cause additional expenses to Landlord in reletting the Premises.
F.    Notwithstanding any provision in the Lease to the contrary, and not by way of limitation of any other rights or remedies of Landlord, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within the time period specified herein for such response (or if no time period is so specified, within 5 business days following Tenant's receipt thereof), fails to approve the Preliminary Cost Estimate within 5 business days following Tenant’s receipt thereof, fails to provide all of the Programming Information requested within the time provided herein, fails to approve in writing the Working Drawings and Specifications or the Final Cost Estimate within the time provided herein, fails to timely deliver the Tenant’s Contribution as required hereunder, requests any Changes, furnishes inaccurate or erroneous Programming Information, specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a "Tenant Delay"), then Tenant shall bear any resulting reasonable additional construction cost or other reasonable expenses, and the Commencement Date of this Lease shall be deemed to have occurred for all purposes, including without limitation Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. Should Landlord determine that the Commencement Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord's determination shall be conclusive unless Tenant notifies Landlord in writing, within 5 business days thereafter of Tenant's election to contest same pursuant to Section 14.7 of the Lease. Pending the outcome of such proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date set forth in the aforesaid notice from Landlord.
G.    All of the Tenant Improvements shall become the property of Landlord and shall be surrendered with the Premises at the expiration or sooner termination of this Lease, except that Landlord shall have the right, by written notice to Tenant given at the time of Tenant’s election of any “Alternate” shown on the approved Preliminary Plan or at the time of Landlord’s approval of any Change, to require Tenant either to remove all or any of the Tenant Improvements approved by way of such Change, to repair any damage to the Premises or the Common Areas arising from such removal, and to replace any Non-Standard Improvements so approved with the applicable Standard Improvement, or if Tenant is unable or unwilling to perform any of the foregoing, to reimburse Landlord for the reasonable cost of such removal, repair and replacement upon receipt of invoice. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease.
H.    Landlord shall permit Tenant and its agents to enter the Premises prior to the Commencement Date of the Lease in order that Tenant may install its cubicles, power poles , demo-room fixtures, cabling and related communication equipment through Tenant’s own contractors prior to the Commencement Date. Any such work shall be subject to Landlord's prior written approval, and shall be performed in a manner and upon terms and conditions and at times reasonably satisfactory to Landlord's representative. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time Landlord determines that such entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 36-hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in the Premises extend the Commencement Date of this Lease.

I.
Tenant hereby designates Sandy Johnson (“Tenant’s Construction Representative”), Telephone No. (408) 567-6701, Email: sandy.johnson@aviantnet.com, as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Any notices or submittals to, or requests of, Tenant related to this Work Letter and/or the Tenant Improvement Work may be sent to Tenant’s Construction Representative at the email address above provided. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

II.    COST OF TENANT IMPROVEMENTS

A.
Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to increases for Landlord approved Changes and as otherwise provided in this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.

B.
Landlord shall pay up to $95,000.00, based on $5.00 per usable square foot of the Premises ("Landlord's Maximum Contribution"), of the final “Completion Cost” (as defined below). Tenant acknowledges that the Landlord's Maximum Contribution is intended only as the maximum amount Landlord will pay toward approved Tenant Improvements, and not by way of limitation, any partitions, modular office stations, fixtures, cabling, furniture and equipment requested by Tenant are in no event subject to payment as part of Landlord’s Contribution. In the event the Completion Cost of the Tenant Improvement Work is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost ("Landlord's Contribution") shall equal such lesser amount, and Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord's Maximum Contribution nor shall Tenant be allowed to make revisions to an approved Preliminary Plan, Working Drawings and Specifications or request a Change in an effort to apply any unused portion of Landlord's Maximum Contribution. It is further understood and agreed that the Tenant Improvements shall be substantially completed not later than 90 days following the Commencement Date to be eligible for funding by Landlord, and that Landlord shall not be obligated to fund any portion of the Landlord’s Contribution towards the Tenant Improvements commenced after such date.

C.
Tenant shall pay any costs due to inaccurate or incomplete Programming Information and the amount, if any, by which aggregate Completion Cost for the Tenant Improvement Work exceeds the Landlord’s Maximum Contribution. The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.C. are sometimes cumulatively referred to herein as the “Tenant’s Contribution”.

D.
The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications and with any approved Changes thereto, including but not limited to the following costs: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, and (iii) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include a construction management fee to be paid to Landlord or to Landlord's management agent in the amount of three percent (3%) of the Completion Cost not to exceed $4,000.00. Unless expressly authorized in writing by Landlord, the Completion Cost shall not include (and no portion of the Landlord’s Contribution shall be paid for) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements.

E.    Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord in full the amount of the Tenant's Contribution set forth in the Final Cost Estimate (once approved by Tenant). If the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of Changes, modifications or extras not reflected on the approved Working Drawings and Specifications, or because of Tenant Delays, then Tenant shall pay all such additional costs after receipt of Landlord’s invoice and prior to the Commencement Date of this Lease. If Tenant defaults in the payment of any sums due under this Work Letter, and fails to cure such default within 5 business days after receipt of written notice from Landlord specifying such default. Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work until such default is cured, in which event any delays because of such suspension shall constitute Tenant Delays hereunder.

EXHIBIT X-1

PRE-APPROVED PLAN

CONF
STOR
FILE ROOM
HR FILE ROOM
STOR
ADMIN
CONF
DEMO ROOM
HALLWAY DISPLAY
STORAGE
STOR
CONF
MAIL ROOM
PROPOSALS ROOM
BREAK ROOM
FILES
ADMIN
SUITE 200
SUITE 220
MAIN LOBBY
STOR
CONF
CONF
CONF

EXTERIOR
WALL SIGNAGE

AVIAT NETWORKS SPACEPLAN rev.5

5/19/2016

TI SPECIFICATIONS
Aviat Networks, suite 200
Rev.5, May 19-2016

INTERIOR:

- Add full length window to front door to Suite #200.
- Add windows in wall of Lunchroom.
- Add double-door from lobby, into office area with card-access lockset (double door with 7"x22" vision-light windows). NOTE: Door next to wall is active.
- Add Drinking fountain in office area (near existing plumbing)
- Make doorway opening between IDF rooms 210 & 225 (no Door).
- Remove door and close opening in IDF room 225
- Remove upper cabinets in Mailroom #209
- Remove all cabinets in Copy room #223
- Add six Offices (single door with 24" sidelight).
- Add three Conference rooms. (single door with 24" sidelight)
- Add one room for Demo-room with windows in wall adjacent to Conference room (single door with 24" sidelight)
- Add two file rooms (single door with 24" sidelight).
- Add three small storage rooms. (single door no sidelight).

FLOOR:

- Add VCT floor in Demo room.
- Specify floor thickness to allow for correct 3/8" wedge floor-anchors to be installed into 14 equipment rack bases.

HVAC:

- Add 24 hour 5ton HVAC ducted to Demo room, IDF/Server room, and electrical room.
- Add exhaust venting for Lunch room.

ELECTRICAL

- Install a floor 110volt electrical outlet/databox in the center of each of the 6 conference rooms.
- Install four ceiling projection screens in the three corner conference rooms, and the room next to the Demo room.
- Install 110volt power at all entry doors for the card access system hardware and for cameras.
- Electrical room
  - Add a 208v 3-phase 5-wire 80amp disconnect for UPS battery backup unit.
  - Add a 208v 3-phase 5-wire 125amp electrical panel with 32 spaces for output from UPS through a "Bypass Switch" (to be installed on the wall) in the IDF room.
- IDF rooms
  - Add five dedicated 120v/20amp outlets from UPS panel, on wall for equipment, at 6 ½ feet high.
  - Add three dedicated L21-20 outlets from UPS panel, on wall for equipment, at 6 ½ feet high.
  - Add two dedicated L6-30 outlets from UPS panel, on wall for equipment, at 6 ½ feet high.
- Proposals copy room
  - Add one dedicated 110v four-plex outlets and one L6-20 208v outlet.
- Demo room
  - Add fifteen dedicated 110v 20amp electrical outlets at 6 ½ feet high (to be identified on electrical blueprint).
  - Add three 208v 30amp L6-30 electrical outlets for equipment (to be identified on electrical blueprint).
  - Add three L21-20 outlets for demo room power-supply cabinets (to be identified on electrical blueprint).
  - Add utility 110v 20amp electrical outlets on each wall.
  - Add #2 ground-wire for grounding bus (to be identified on electrical blueprint).
- SMALL STORAGE ROOMS
  - Add one 120v/20amp outlet in each room (to be identified on electrical blueprint).
- CUBE AREA
  - Add two dedicated 120v/20amp circuits for each section of cubicles
  - Add one dedicated 120v/20amp outlet for each of the four Copier locations (to be identified on Spaceplan).
- EXTERIOR SIGN POWER
  - Install a 110-volt circuit to be used for a lighted wall sign to be installed on the top-left side of the entry door.

PAINT:

- Paint Lobby white (eggshell finish) with one accent wall (Aviat green, P4 on Corp color-palette).
- Re-paint accent walls to Aviat Corp color-palette (to be identified on Spaceplan).

LOCKSETS:

- Add lockset to each office door, if none.
- Add lockset to each conference room door, if none.
- Add lockset to back door of Demo room.
- Add electronic card-access lockset to door from Lobby area into office area.
- Add electronic card-access lockset to back door from stairway into office area.
- Add electronic card-access lockset to door of IDF/Server room.
- Add electronic card-access lockset to front door of Demo room.
- Add electronic card-access lockset to door of Proposals copy center.

Schedule I

Tenant Improvement / Interior Construction Outline Specifications

(By Tenant/Tenant Allowance)

Note During preliminary walk throughs, construction management is to confirm re-use of existing building components and provide direction to: 1) match existing , or 2) provide new building standard at all remodel conditions; or 3) provide upgrade to building standard based on project team input. Each suite to be reviewed on a case-by-case basis.

TENANT STANDARD GENERAL OFFICE:

CARPET
Direct glue broadloom carpet.

VINYL COMPOSITION TILE (VCT)
12' x 12' VCT Armstrong Standard Excelon.

WALLS
Standard Walls: 5/8" gypsum drywall on 2-1/2" x 25 ga. metal studs 16" o.c., floor to ceiling construction. No walls shall penetrate the grid unless required by code. All walls shall be straight, and parallel to building exterior walls. All offices and rooms shall be constructed of a standard size and tangent to a building shell or core wall.

Exterior Walls (First Generation Only): 5/8" gypsum drywall furring on 25 ga. metal studs, with R-13 insulation.

PAINT
Paint finish, one standard color to be Benjamin Moore AC-40, Glacier White, flat finish. Dark colors subject to Landlord approval.

BASE
2-1/2" Burke rubber base; straight at cut pile carpet, coved at resilient flooring and loop carpet.

RUBBER TRANSITION STRIP
Transition strip between carpet and resilient flooring to be Burke #150, color: to match adjacent V.C.T.

PLASTIC LAMINATE
Plastic laminate color at millwork: Nevamar "Smoky White", Textured #S-7-27T.

CEILING
2x4 USG Radar Illusions #2842 scored ceiling tile, installed in building standard 9/16" or 15/16" T-bar grid. Continuous grid throughout.

LIGHTING
All spaces are to be illuminated with building standard 2 x 4 direct/indirect fixtures, approved by the Landlord.

DOORS
1-3/4" solid core, 3'-0" x 8'-10" plain sliced white oak, Western Integrated clear anodized aluminum frames, Schlage "D" series "Sparta" latchset hardware, dull chrome finish.

OFFICE SIDELITES
All interior offices to have sidelite glazing adjacent to office entry door, 4' wide x door height, Western Integrated clear anodized aluminum frame integral to door frame with clear tempered glass.

WINDOW COVERINGS
Vertical blinds: Mariak Industries PVC blinds at building perimeter windows, Model M-3000, Color: Light Grey.

TENANT STANDARD MECHANICAL:

HVAC
General: Exterior corner spaces with more than one exposure shall be provided with a separate zone. Conference Room (or Training Room) 20' x 13' or larger shall be provided with a separate zone. Exterior zone shall be limited to a single exposure and a maximum of 750 to 1000 square feet.

Campus Office Building: Interior and Exterior zone VAV boxes shall be connected to the main supply air loop. Exterior zone VAV boxes shall be provided with two-row hot water reheat coil. Interior zone shall be limited to a maximum of 2000 square feet.

Air distribution downstream of VAV boxes shall be provided complete with ductwork, 2'x2' perforated face ceiling diffusers, 2'x2' perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements.

Pneumatic thermostats with blank white cover shall be provided for each zone. Thermostats shall be located adjacent to light switch at 48" above finished floor. When the building utilizes DDC zone control, DDC system shall be Andover and installed by AAS. DDC system shall be interfaced to the existing Irvine Company network.

Revised 11/10/15 Page 1 of 3 IRVINE COMPANY OFFICE PROPERTIES

THE SPECIFICATIONS SET FORTH IN THIS OUTLINE ARE SUBJECT TO MODIFICATION FROM TIME TO TIME AS DETERMINED TO BE NECESSARY OR APPROPRIATE BY THE LANDLORD

CAMPUS OFFICE GENERIC SPECIFICATION
IRVINE COMPANY

Tenant Improvement / Interior Construction Outline Specifications
(Continued)

TENANT STANDARD MECHANICAL (CONTINUED):

Mid-Tech / Manufacturing Building: Air distribution downstream of packaged rooftop units and/or split system fan coil units shall be provided complete with ductwork, 2'x2' perforated face ceiling diffusers, 2'x2' perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements. Interior zone shall be limited to a maximum of 2500 square feet.

Packaged rooftop units and/or split system units shall be connected to existing Irvine Company Energy Management System. Thermostats shall be located adjacent to light switch at 48" above finished floor. EMS shall be Andover and installed by AAS.

New packaged rooftop units larger than 5-ton shall be provided with seismic isolation curb with minimum 1-inch spring deflection. New packaged rooftop units larger than 6.25 ton shall be provided with economizer with barometric relief damper.

TENANT STANDARD FIRE PROTECTION:

FIRE PROTECTION
Pendant satin chrome plated, recessed heads, adjustable canopies, minimum K factor to be 5.62, located at center of 2' x 2' section of scored ceiling tile. Ceiling drops from shell supply loop.

TENANT STANDARD FIRE SPRINKLER:

FIRE SPRINKLER
- Hard pipe to be used. Any substitutions to be submitted for Landlord review and approval prior to install.
- Center sprinkler head in 2x2 ceiling tile.

TENANT STANDARD ELECTRICAL:

ELECTRICAL SYSTEM
A 277/480 volt, three phase, four wire tenant metered distribution section will be added to main service at Main Electrical Room.

Tenant Electrical Room, located within the lease space, as directed by the Landlord, to include 277/480 volt and 120/208 volt panels, transformer, lighting control panel, as required. All newly installed panels and distribution boards shall have all branch circuit loads appropriately disaggregated per 2013 Title 24 requirements.

Standard tenant electrical capacity will be provided in the following capacity:
- Lighting 277V: Minimum of 1.2 watt watts per s.f.
- General 277V Power: As required to accommodate tenant loads.
- HVAC Power 277/480V: As required to accommodate the HVAC equipment.
- General 120/208V Power: Minimum of 8.0 watts per s.f.

LIGHTING
All spaces are to be illuminated with building standard 2' x 4', direct/indirect fixtures based on one (1) fixture per 96 square feet. All lighting in newly renovated areas (and associated existing areas with renovations mandated by 2013 Title 24 requirements) are to be illuminated with building standard 2'x4' direct/indirect LED 0-10V dimmable fixtures based on (1) fixture per 96 square feet.

Fixture to be Focal Point TICLED-24-4000L-35 (FLUL-24-PS-4000L-35K-1C-VOLT-LD1-GRID TYPE-EQ-WH) - All Fixtures should be ordered via Southern California Illumination, contact rep at 949-622-3000.

Any substitutions to these fixtures must be reviewed/approved by the Landlord.

All lighting in newly renovated areas (and associated existing areas with renovations mandated by 2013 Title 24 requirements) are to be controlled by 2013 Title 24 compliant digital lighting system, complete with room controller capable of full range 0-10V LED dimming, occupancy sensors, daylight sensors (as required), and low voltage digital switches as required for each respective enclosed space. Locate switches at 48" to switch centerline. Digital control system shall be by Greengate or equal by Wattstopper. Projects in excess of 10,000 square feet shall also have demand responsive controls via input / output interface at each room controller location with applicable low voltage conductors routed to tenant electrical room for future connection to demand response system per 2013 Title 24 requirements.

Exit signs: Internally illuminated, white sign face with green text.

OUTLETS
Power: Leviton "Decora" style 15 / 20 amp 125-volt specification grade white duplex receptacle mounted vertically, 18" AFF to centerline, with a white plastic coverplate.

2013 Title 24 controlled receptacles are to be plug load controllable decorator receptacle, 15A, half control, white in color Legrand #26252CHW. Receptacle relay shall be wired to room controller in respective vicinity or enclosed space for controlled receptacle to shut off during periods of vacancy.

Page 2 of 3 IRVINE COMPANY OFFICE PROPERTIES

Tenant Improvement / Interior Construction Outline Specifications
(Continued)

TENANT STANDARD ELECTRICAL (CONTINUED):

All furniture systems will be assumed to be a four (4) circuit / eight (8) wire configuration. All furniture system workstations are assumed to have personal computers only and will be connected at a ratio of eight (8) workstations per four (4) circuit / eight (8) wire homerun. For each four circuit homerun, the two "general" circuits shall be controlled circuits per 2013 Title 24 requirements and shall be controlled by relays connected to the room controller in respective vicinity or enclosed space for controlled receptacles in partitions to shut off during periods of vacancy.

All wall mounted furniture system communication feeds will be provided with (2) 1 ½" conduit (non-fire rated / non-insulated walls) OR (2) 1-¼" conduit (fire rated / insulated walls); a 4S/DP box and a double-gang mud ring in the wall. One (1) furniture system communication feeds will be assumed to be capable of providing enough cabling capacity for eight (8) workstations.

Power and Telecom Feeds to systems furniture by Tenant to be via walls, furred columns or ceiling J-box.

All wall mounted general communication outlets in non-fire rated / non-insulated walls will be provided a 2-gang mud ring and a pull string in the wall. All wall mounted communication outlets in fire-rated and insulated walls will be provided with ¾" conduit (voice and / or data only) OR a 1" conduit (combination voice / data), stubbed into the accessible ceiling space, 4S/DP box and a single gang mud ring in the wall. Cover plate, jacks and cables by tenant.

A single tenant telecom room will be provided with a single 4' x 8' backboard. An empty 2" conduit will be routed from this backboard to the building's main telephone backboard. An empty 4" conduit sleeve will be stubbed into the accessible ceiling space.

TENANT STANDARD WAREHOUSE/SHIPPING AND RECEIVING (IF APPLICABLE):

FLOORS
Sealed concrete.

WALLS
5/8" gypsum wallboard standard partition, height and construction subject to Landlord approval. At furred walls, paint to match Benjamin Moore AC-40 Glacier White. Provide rated partition at occupancy separation, as required by code.

CEILING
Exposed structure, non-painted.

WINDOWS
None.

ACCESS
7'-6" H x 7'-6" W glazed service doors. Glazing is bronze reflective glass.

HVAC
None.

PLUMBING
Single accommodation restroom, if required.

Sheet vinyl flooring to be Armstrong Classic Corlon "Seagate" #86526 Oyster, with Smooth White FRP panel wainscot to 48" high. Painted walls and ceiling to be Benjamin Moore AC-40 Glacier White, semi-gloss finish.

LIGHTING
T5 High Bay, 2 x 4 fixtures.

OTHER ELECTRICAL
Convenience outlets; surface mounted at exposed concrete walls.

SECURITY
Lockable doors.

Revised 11/10/15 Page 3 of 3 IRVINE COMPANY OFFICE PROPERTIES

THE SPECIFICATIONS SET FORTH IN THIS OUTLINE ARE SUBJECT TO MODIFICATION FROM TIME TO TIME AS DETERMINED TO BE NECESSARY OR APPROPRIATE BY THE LANDLORD

EXHIBIT Y

PROJECT DESCRIPTION